Exhibit 5.1

CLIFFORD CHANCE US LLP

31 WEST 52ND STREET
NEW YORK, NY 10019-6131

TEL +1 212 878 8000
FAX +1 212 878 8375
www.cliffordchance.com

October 11, 2017
National Storage Affiliates Trust
5200 DTC Parkway, Suite 200
Greenwood Village, Colorado 80111

Ladies and Gentlemen:

We have acted as counsel to National Storage Affiliates Trust, a Maryland real estate investment trust (the “Company”), in connection with a registration statement on Form S-3 (File No. 333-211570) (the “Registration Statement”) under the Securities Act of 1933, as amended (the "Securities Act"). We are furnishing this letter to you in connection with the offer and sale by the Company of 6,900,000 of the Company's 6.000% series A cumulative redeemable preferred shares of beneficial interest, par value $0.01 per share (the "Shares") (which includes 900,000 Shares purchased pursuant to the Underwriters' (as defined below) option to purchase additional Shares solely to cover overallotments), for issuance pursuant to an Underwriting Agreement, dated October 3, 2017 (the "Underwriting Agreement"), by and among the Company and NSA OP, LP, a Delaware limited partnership (the "Operating Partnership"), and Wells Fargo Securities, LLC and Morgan Stanley & Co. LLC, as representatives of the several underwriters named in Schedule A thereto (the "Underwriters").

In rendering the opinion expressed below, we have examined and relied upon originals or copies, certified or otherwise identified to our satisfaction, of such corporate records, documents, certificates and other instruments as in our judgment are necessary or appropriate. As to factual matters relevant to the opinion set forth below, we have, with your permission, relied upon certificates of officers of the Company and public officials.

Based on the foregoing, and such other examination of law and fact as we have deemed necessary, we are of the opinion that following the (i) issuance of the Shares pursuant to the terms of the Underwriting Agreement and (ii) receipt by the Company of the consideration for the Shares specified in the resolutions of the board of trustees of the Company (the "Board") and the pricing committee of the Board, the Shares will be legally issued, fully paid, and nonassessable.

This foregoing opinion is based as to matters of law solely on the applicable provisions of the Maryland REIT Law, as amended, currently in effect. We express no opinion herein as to any other laws, statutes, ordinances, rules, or regulations.

We hereby consent to the filing of this opinion with the Securities and Exchange Commission (the “SEC”) as an exhibit to a Current Report on Form 8-K that shall be incorporated by reference into the Registration Statement and to the reference to us under the caption "Legal Matters" in the prospectus supplement which is part of the Registration Statement. In giving such consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the SEC thereunder.

Very truly yours,

/s/ Clifford Chance US LLP